Exhibit 14.1

Benitec Biopharma Inc.

Code of Ethics and Business Conduct

(ADOPTED EFFECTIVE AS OF APRIL 12, 2020)

I.	Introduction & Scope

This Code of Ethics and Business Conduct (the “Code”) describes the basic principles of conduct that apply to all employees, officers and directors of Benitec Biopharma Inc. and its subsidiaries (“Benitec”). This Code also applies to our agents and representatives, including our consultants.  As a signatory to this Code, you must adhere to the guidelines contained herein. Violation of this Code may result in disciplinary action, varying from reprimand to dismissal.

This Code is intended to provide a broad overview of basic ethical principles that guide our conduct. In some circumstances, Benitec may maintain more specific policies on the topics referred to in this Code.  If you have any questions regarding this Code or any of Benitec’s policies, please contact your supervisor or Benitec’s designated compliance officer (the “Compliance Officer”).

II.	Honest and Ethical Conduct

It is the policy of Benitec to promote high standards of integrity by conducting our affairs in an honest and ethical manner. The integrity and reputation of Benitec depends on the honesty, fairness and integrity brought to the job by each person associated with us. Unyielding personal integrity is the foundation of corporate integrity.

III.	Timely and Truthful Disclosure

In reports and documents filed with or submitted to the Securities and Exchange Commission and other regulators, and in other public communications made by Benitec, Benitec’s directors, officers and employees involved in the preparation of such reports, documents and communications shall make disclosures that are full, fair, accurate, timely and understandable. Such disclosures shall contain thoroughly and accurately reported financial and accounting data. No director, officer or employee shall knowingly conceal or falsify information, misrepresent material facts or omit material facts necessary to avoid misleading the Benitec’s independent public auditor or the public.

IV.	Compliance with Laws, Rules and Regulations

Benitec is committed to complying with all laws, rules and regulations of the places where it does business. If a law, rule or regulation is unclear, or conflicts with a provision of this Code, you should seek advice from supervisors or the Compliance Officer, but always seek to act in accordance with the ethical standards described in this Code.

V.	Reporting Violations of this Code

Your conduct should reinforce an ethical atmosphere, positively influence the conduct of your fellow employees and reflect Benitec’s core values. If you see or hear about a violation of this Code or illegal, dishonest, or unethical act, you must immediately report it to your supervisor.

If you are still concerned after speaking with your supervisor or feel uncomfortable speaking with your supervisor, you must contact the Compliance Officer at mboston@benitec.com by sending a detailed note, along with relevant documents. If you choose to make an anonymous report, you should preserve your own record of this report in order to demonstrate your compliance with the Code.

Your calls, detailed notes, and/or emails will be dealt with confidentially, although there may be a point where your identity may become known or have to be revealed in the course of an investigation or to take corrective action. You have the commitment of Benitec that you will be protected from retaliation for your good faith actions as more fully described in Benitec’s Whistleblower Protection and Non-Retaliation Policy.

VI.	Work Environment

We are committed to providing equal employment opportunities to all qualified individuals without regard to race, color, religion, sex, pregnancy, national origin, age, physical and mental disability, marital status, family or care-giver responsibilities, sexual orientation, gender identity, gender expression, genetic information, military/veteran status, or any other characteristic protected by local, state or federal law. Benitec is committed to a safe, congenial workplace, and we will not tolerate harassment of any kind. Harassment can take many forms and includes sexual harassment and unwelcome conduct, threats or bullying, name calling, negative stereotyping, unwelcome physical contact, offensive gestures or damaging the physical property of others.  Benitec is committed to preventing workplace violence and maintaining a safe work environment.  We have zero tolerance for workplace violence.

VII.	Conflicts of Interest and Corporate Opportunities

You must seek to avoid conflicts of interest and the appearance of a conflict of interest. A conflict of interest arises when an employee, officer, or director takes actions or enters into relationships that are contrary to the interests of Benitec or that interfere with that individual’s performance or independent judgment when carrying out his or her duties. You may not exploit your position or relationship with Benitec for personal gain. Except as otherwise permitted under Benitec’s Certificate of Incorporation or Bylaws, you are prohibited from taking for yourself personal opportunities (such as investments, though investments are not the only example) that come to your knowledge through the use of corporate property, information, or position.

You must take every reasonable step to promptly disclose to a supervisor or the Compliance Officer any business or financial interest or relationship of any employee, officer, or director that might interfere with their ability to pursue the best interests of Benitec. Not all conflicts of interest will be prohibited. Each case will be decided on an individual basis. For purpose of example, a conflict of interest will likely arise if you:

•	cause Benitec to engage in business transactions with your relatives or friends;
•	use nonpublic information of Benitec, its customers or vendors for your personal gain or that of your relatives or your friends (including securities transactions based on such information);
•	have a financial interest in Benitec’s vendors, clients or competitors;
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receive a loan, or guarantee of any obligation, from Benitec or a third party as a result of your position at Benitec.  (Note that it is generally not a conflict of interest to receive a loan, or guarantee of any obligation from a third party as a result of the fact of you being employed.  If you have questions as to when such a situation may become a conflict of interest, please contact the Compliance Officer.);

•	receive any payments or gifts, other than gifts of nominal value, from any third party as a result of your position with Benitec;
•	compete, or prepare to compete, with Benitec while still employed by Benitec;
•	serve in any role of any company that competes with Benitec while still employed by Benitec; or
•	short-sell any Benitec stock.

These are some examples of potential conflicts of interest. There are other situations in which a conflict of interest may arise. If you have concerns about any situation, contact the Compliance Officer.

VIII.	Insider Trading

It is illegal for you to buy or sell stock or other securities of Benitec or any company with which Benitec does business while you are in possession of material nonpublic information. It is also illegal for you to disclose such information to anyone, including members of your immediate family or household, who might buy or sell securities in response to such information or to suggest to anyone that they buy or sell securities of the relevant company. Failure to comply with securities law can have serious consequences for Benitec and for you, including civil liability and criminal prosecution. You must comply with Benitec’s Insider Trading Policy. If you are uncertain about the legality of a particular trade, please contact the Compliance Officer for assistance.

IX.	Agreements with Suppliers

Benitec’s suppliers are expected to comply with all applicable laws around the world, including applicable anti-corruption laws. Suppliers are expected to promote diversity and good corporate citizenship; meet and exceed environmental, health, and safety standards; respect human rights; avoid conflicts of interest; and utilize management systems and processes that ensure compliance with this Code.

X.	Gifts & Entertainment

Giving and receiving of gifts can be appropriate in our relationships with our business partners under appropriate circumstances. Anything of value may be considered a gift, including products, services, cash and equivalents (e.g., gift cards), meals, travel, and entertainment (e.g., playing a round of golf, or attending a concert or sporting event).  Any receipt or provision of a gift should be reasonable and appropriate for the circumstance, should not give the appearance of impropriety, should not create a feeling of obligation on the part of the recipient, must not violate any applicable law, and must not violate the policies or standards of the provider or recipient of the gift.

Without prior approval from your supervisor or the Compliance Officer, neither you nor your relatives may give to or receive from Benitec’s customers or suppliers any gift valued over $200 or any cash gift. Meals may be accepted if they occur in conjunction with business meetings, conferences, or other customary business situations, provided that the value of the meal must be reasonable under the circumstances and that receipt of meals is not so frequent as to give any appearance of impropriety.  In cultures where refusing such a gift would offend the giver and result in the loss of business, you should accept the gift but forward it to the Compliance Officer, who may in turn give the gift to charity or some other suitable recipient. Some departments may have more restrictive policies on accepting gifts, meals and entertainment.

Gifts involving government officials are subject to different rules. For any gifts involving government officials, please refer to Benitec’s Anti-Corruption Policy.

Any Benitec employee who pays or receives bribes or kickbacks will be immediately terminated and reported, as warranted, to the appropriate authorities. A kickback or bribe includes any item intended to improperly obtain favorable treatment, including a bribe to guarantee that Benitec will use the services of a particular vendor when such use is not advantageous to Benitec. For specific details concerning compliance with laws prohibiting bribes and kickbacks, please refer to Benitec’s Anti-Corruption Policy.

XI.	Protection of Benitec’s Assets; Confidentiality

In the course of your work for Benitec, you will have access to confidential Benitec information, such as trade secrets, attorney-client privileged information, intellectual property, trade secrets, customer lists, proprietary business materials, non-public financial information, and other non-public information in which Benitec has intellectual property rights. You must keep such information strictly confidential and must not share it outside Benitec. You may not provide such confidential Benitec information to investors, the media, or analysts without the express approval of Benitec’s Chief Executive Officer, Chief Financial Officer or equivalent, or General Counsel.

Excluded from the definition of confidential Benitec information under this Code are communications protected by Section 7 of the National Labor Relations Act such as communications regarding wages, benefits, and working conditions.

Benitec collects personal data, such as social security numbers, identification numbers, passwords, bank account information, and medical information, from its employees for business purposes. Only employees who are expressly permitted to access this data may do so. Before transmitting any personal data across international borders, you must consult with the Compliance Officer to ensure compliance with applicable laws and regulations.

You are responsible for appropriate use and protection of Benitec’s network and computer systems. These systems and devices are intended to be used for legitimate business purposes only.  If you have any questions, please refer to Benitec’s Acceptable Use Policy.

XII.	Fair Competition

Benitec is dedicated to achieving its business success fairly. Benitec complies with all applicable fair competition and antitrust laws and competes fairly and honestly.  Benitec relies on the judgment of each individual employee to avoid unfair practices. You must not take unfair advantage of anyone, including Benitec’s customers, suppliers, competitors, and employees, either by manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair practice. If you are uncertain whether a contemplated action raises issues of unfairness, the Compliance Officer can assist you. For specific details concerning the required compliance with anti-corruption or antitrust laws please refer to the Benitec Anti-Corruption Policy and the Benitec Antitrust Compliance Guidelines.

XIII.	Financial Information

Benitec requires that all of its books and records be maintained with honesty and using best efforts to ensure accuracy.  No fund, asset, liability, revenue or expense should be intentionally concealed or incompletely recorded for any purpose.  All entries must be supported by documentation adequate to permit the books and records to be verified by audit.  Proper accounting requires careful compliance by all employees who are involved in keeping financial records of any type.

Full, fair, accurate, timely, and understandable disclosures in Benitec’s periodic reports to the public and to governmental authorities, filings with the SEC and other public communications are required by Benitec and by law and are essential to the success of Benitec’s business.  You should exercise the highest standard of care in contributing to or preparing such reports to ensure that:

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all Benitec accounting records, as well as reports produced from those records, are in accordance with applicable laws, rules, regulations and accounting standards and do not contain misleading entries;

•	all transactions are supported by accurate documentation in reasonable detail and are recorded properly;
•	Benitec’s system of internal accounting controls is complied with; and

•	no information is intentionally concealed from Benitec’s internal or independent auditors, each of which shall have unrestricted access to all documents and records.

If you have knowledge of any unreported or improperly reported financial activity you must report the information to your supervisor or the Compliance Officer.  Alternatively, you may report such activity anonymously through Benitec’s hotline, as described in this Code.

XIV.	Company’s Rights to Data

By signing this Code, you consent and acknowledge that all information such as paper files, electronic data, computer data, email, local computer files, and the like that is created, recorded, duplicated, received, transmitted or stored on Benitec’s Information Technology infrastructure and computer systems remains property of Benitec, and not your property.

Benitec may regularly or intermittently review employees’ electronic files, or monitor computer use (including email and internet usage), or any communications at its discretion without notice to you and without your permission.  Benitec reserves the right to enter, search and monitor computer files and usage (including, without limitation, internet usage), and records of electronic, telephonic and other communications without notice.  Reasons for doing so might include, without limitation, investigating theft, possible disclosure of confidential or proprietary information, monitoring productivity or work-flow, and/or compliance with Benitec policies and procedures.

It is important to understand, therefore, that as an employee or officer of Benitec, you have no right and should have no expectation of privacy with respect to your individual computer account(s), or with respect to any electronic, telephonic or other communications, except to the extent, if any, accorded by law. By signing this Code, you give your consent to Benitec to access any such information at any time, and for any reason. In jurisdictions not acknowledging your consent as suitable to allow access by Benitec, Benitec may access any such information in accordance with applicable laws.

XV.	Waivers

Consistent with the Nasdaq Stock Market rules, only our Board of Directors (the “Board”) may waive a provision of this Code for our executive officers or directors, and any waiver should be promptly disclosed to Benitec’s stockholders. Waivers of this Code for any other employee may be made only by our Compliance Officer, and then only under special circumstances.

XVI.	Interpretation and Enforcement of This Code

This Code is intended to provide guidance. It does not, and is not designed to, address every possible situation that you may encounter. Our Board has the exclusive power and authority to administer this Code, including the right and power to interpret the provisions of the Code and to make all determinations it deems necessary or advisable to administer this Code, including, without limitation, any determination as to whether the provisions of the Code apply to a particular set of circumstances, whether a violation of this Code has occurred and whether a waiver of this

Code is required. All such actions, interpretations and determinations that are done or made by the Board in good faith will be final, conclusive and binding.